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                                                                   Exhibit 10.15

May 8, 2001



Ms. Ann Doyle
2 Winslow Road
Wellesley, MA 02481

Dear Ann:

We are pleased to extend you an offer to join MCK Communications, Inc. as Vice President of Corporate Communications/Marketing Operations in our Needham office, reporting to Glenda Davis, President and CEO. Your start date will be May 10, 2001. The terms of the offer are as follows:

- Your annual salary will be $135,000 and will be paid in semi-monthly installments. You are eligible to participate in an annual bonus program based on MCK, departmental, and individual performance results to 20% of your annual base salary.

- You will be granted options for 50,000 shares of the common equity of the company with a fair market value to be determined on your date of hire. The options vest over four years and are subject to Board approval.

- You will receive 4 weeks of paid vacation, in addition to the company's 10 statutory holidays (8 assigned and 2 unassigned).

- If, after six months of employment by MCK, your employment is terminated due to a Change in Control, you would be entitled to three months' salary, and your options would vest as outlined in our 1999 Stock Option Agreement. For purposes of this offer letter Change of Control shall mean a sale by MCK of all or substantially all of its assets or a merger, acquisition or other business combination in which MCK is not the surviving entity.

- You will be eligible to participate in our health and wellness programs including medical, dental, life, short and long term disability insurance. MCK also offers a 401k investment plan.

To indicate your acceptance of this employment offer, please sign, date, and return one copy of this letter together with your intended starting date. Please note that by your written acceptance you represent that your employment to MCK Communications will not conflict with the terms of any employment, non-competition, confidentiality or similar agreements that you may have with any third parties. This offer is contingent upon your bringing the attached I-9 form with the appropriate section completed and the requisite documentation as listed, on your first day of employment. The offer is also conditioned upon your execution of our Non-Competition and Confidentiality Agreement, which will be provided to you prior to your commencement of work.

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Please note that this letter does not constitute an employment contract; meaning that you retain the right to terminate your employment at any time and that MCK Communications retains a similar right. It is further understood that any dispute with the company will be settled through arbitration rather than in a court of law.


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Ann, we believe you will be a valuable member of our team and are looking forward to having you come aboard.


Sincerely,                                  I accept this offer and the terms
                                            Outlined above.  My first day will
/s/ Glenda Davis                            be May 10, 2001.
Glenda Davis
President and CEO
                                            /s/ Ann Doyle
                                            ------------------------------------
                                            Ann Doyle